UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Walter Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2009

To Our Stockholders:

        I am writing to remind you that there are several important proposals which will be considered at the Annual Meeting of Stockholders on April 23, 2009 and that it is important for you to vote at the Annual Meeting. In this regard, a definitive Proxy Statement was mailed to you on or about April 2, 2009.

        One of the proposals described in the Proxy Statement is a proposal to approve the proposed Rights Agreement. As described in the Proxy Statement, the proposed Rights Agreement allows the stockholders to rescind the Rights Agreement if a "qualifying offer" is received. The Board of Directors has decided to revise the definition of "qualifying offer" in the proposed Rights Agreement by (i) removing the minimum price requirement of $90.75, (ii) modifying the requirement that the offer price be no less than the highest market price of our common stock in the preceding 24 months by limiting the applicability of such requirement to offers made on or prior to July 31, 2010 and (iii) adding a requirement applicable to offers made after July 31, 2010 that the offer price be the greater of (1) a 25% premium above the moving average share price of our common stock over the 12 months preceding the day of the offer or (2) a 25% premium above the share price of our common stock the day before the offer. In particular, the first sentence of the description of the "qualifying offer" definition on page 12 of the Proxy Statement would be replaced by the following sentence.

  "A Qualified Offer, among other things, is an offer determined by the Board of Directors of the Company to be a fully-financed offer for all outstanding shares of Common Stock whose per share offer price exceeds the greatest of (x) the highest reported market price per share of the Common Stock, in the immediately preceding 24 months (provided that this clause (x) shall only be applicable to offers made on or prior to July 31, 2010), (y) the highest price per share of the Common Stock paid by the Person making the tender offer or any of its Affiliates during the 24 months immediately preceding the commencement of the tender offer or prior to the expiration of the tender offer, and (z) the greater of (A) an amount that is 25% higher than the 12-month moving average share price (determined as of the trading day immediately preceding the commencement of such offer) of the Common Stock and (B) an amount that is 25% higher than the closing price per share of the Common Stock on the trading day immediately preceding the commencement of such offer (provided that this clause (z) shall only be applicable to offers made after July 31, 2010)."

In adopting the proposed Rights Agreement, among other issues, the Board took into consideration the dramatic decline in the market price of our common stock after July 2008. In the Board's judgment, this decline was the result of several factors, including concerns regarding the future contract pricing of premium hard coking coal, the rapid unwinding of equity positions by many market participants whose access to credit was suddenly curtailed, and dislocation in the financial markets and the economy generally. As a result of these events, it is the view of the Board of Directors that the current market price of our common stock does not reflect the fair long-term value of the company, and leaves the company vulnerable to short-term opportunistic and potentially coercive takeover attempts, particularly by other companies with a strategic interest in the company's leading position in premium hard coking coal. In light of these concerns, the Board included in the proposed Rights Agreement a definition of Qualified Offer that included a requirement that the offer price be no less than the highest market price of our common stock in the preceding 24 months. This 24-month period was established to provide a period of time in which the company would be able to conclude its contracts for the 2010-2011 contract season, which is expected by the end of June 2010, and for the equity markets to reestablish a valuation of the Company's common stock more in line with historic multiples and long-term value. Upon further review, the Board of Directors has concluded that the purpose of the

24-month period will likely be fulfilled by, and it is therefore appropriate for the 24-month period expire on, July 31, 2010.

        Another proposal described in the Proxy Statement is a proposed amendment to our Long-Term Incentive Award Plan. Please note that the "Change in Control" definition of the Plan (on page C-2 of the Proxy Statement) has been interpreted by the Compensation Committee to require the consummation of the transactions described in that definition.

        Thank you for your careful consideration of the proposed Rights Agreement and the proposed amendment to the Long-Term Incentive Award Plan, as well as the other proposals described in the Proxy Statement.

        Enclosed for your convenience is another proxy card. If you have not yet voted by returning a proxy card or if you wish to revoke your vote in a previously returned proxy card, you should complete and mail the enclosed proxy card. If you have already returned a proxy card and do not wish to change your vote, you need not complete and mail the enclosed proxy card. If you have any questions regarding any of the proposals or need assistance with voting your shares or need another copy of the Proxy Statement, please call our proxy solicitors, Innisfree M&A Incorporated, toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Sincerely,

Michael T. Tokarz Chairman